Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of September 29th, 2026, between OS Therapies Incorporated, a Delaware corporation (the “Company”), and Francis Knuettel II (the “Executive”).

WHEREAS, the Company desires to retain the services of the Executive and to that end desires to enter into a contract of employment with him, upon the terms and conditions herein set forth; and

WHEREAS, the Executive desires to be employed by the Company upon such terms and conditions.

NOW, THEREFORE, in consideration of the premises and of the mutual benefits and covenants contained herein, the parties hereto, intending to be bound, hereby agree as follows:

1.	APPOINTMENT AND TERM

Subject to the terms hereof, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, all in accordance with the terms and conditions set forth herein, for a period of three years commencing on the date hereof (the “Commencement Date”) and ending on the third anniversary of such date. The Executive shall hold the position of Chief Financial Officer of the Company.

2.	DUTIES

(a) The Executive shall, unless prevented by incapacity, devote substantially all of his time, attention and ability to the discharge of his duties hereunder and to the faithful and diligent performance of such duties and the exercise of such powers as may reasonably be assigned to or vested in him by the Board of Directors of the Company (the “Board”), such duties to be consistent with his position. The Executive shall obey the reasonable and lawful directions of the Board and CEO and shall use all reasonable efforts to promote the interests of the Company and to maintain and promote the reputation thereof.

(b) The Executive shall not during his term of employment (except as a representative of the Company or with the consent in writing of the Board) be directly and indirectly engaged or concerned or interested in any other business or commercial activity except (i) through ownership of an interest of not more than 2% in any entity or (ii) one that does not require a significant time commitment by the Executive or impair the ability of the Executive to discharge his duties hereunder).

(c) The Executive shall be based in the New Fairfield, Connecticut area, except for required travel on the Company’s business.

3.	REMUNERATION

(a) Base Salary. As compensation for his services pursuant hereto, the Executive shall initially be paid a salary at the rate of $300,000 per annum. Following a material transaction more than 30 days after employment, which shall include the sale of the PRV, a financing or series of financings totaling in excess of $10.0 million, royalty financing, out licensure of any of the Company’s programs upon reaching cumulative payments in excess of $10.0 million or any similar event in scope and magnitude, Executive’s salary shall be increased to $360,000 per annum. This amount shall be payable in equal periodic installments in accordance with the usual payroll practice of the Company.

(b) Equity.

(i) Initial Grant. Subject to the approval of the Company’s Board of Directors (the “Board”), Executive will be granted equity awards covering 750,000 shares of the Company’s common stock in the form of stock options (“Options”) and 250,000 shares of the Company’s common stock in the form of restricted stock units (“RSUs”) as determined by the Board (such award or awards, the “Initial Equity Award”). The Initial Equity Awards will vest as to 20% upon grant for each of the Options and RSUs subject to the Initial Equity Award; thereafter, the remainder of the Initial Equity Award will vest in twelve substantially equal quarterly installments on the last day of each quarter (i.e., every three calendar months), until fully vested, subject, in each case, to Executive’s continued employment by the Company through each such vesting date. The Initial Equity Award will be subject to the terms of the Company’s Incentive Stock Option Plan (as amended from time to time, the “Plan”).

(ii) Performance Grants. Subject to the approval of the Company’s Board, Executive will be granted equity awards following certain milestones as follows:

•	Following a gross capital raise in excess of $10.0 million, Executive shall be granted 150,000 shares of the Company’s common stock in the form of Options and 50,000 shares of the Company’s common stock in the form of RSUs;

•	Following the out license(s) of any the Company’s intellectual property, with cumulative gross proceeds to the Company in excess of $10.0 million, Executive shall be granted 75,000 shares of the Company’s common stock in the form of Options and 25,000 shares of the Company’s common stock in the form of RSUs;

•	Following the sale of any Company priority review voucher in excess of $100.0 million, Executive shall be granted 75,000 shares of the Company’s common stock in the form of Options and 25,000 shares of the Company’s common stock in the form of RSUs;

•	Following a royalty transaction whereby the Company sells a royalty in return for an infusion of capital, with cumulative proceeds to the Company in excess of $10.0 million, Executive shall be granted 75,000 shares of the Company’s common stock in the form of Options and 25,000 shares of the Company’s common stock in the form of RSUs;

•	Following research initiation by an analyst at a mid-tier investment bank (for example, Jeffries or Piper Sandler), Executive shall be granted 75,000 shares of the Company’s common stock in the form of Options and 25,000 shares of the Company’s common stock in the form of RSUs.

4.	HEALTH INSURANCE AND OTHER FRINGE BENEFITS

In addition to the compensation specified in Section 3, the Executive shall be entitled to participate in regular employee fringe benefit programs to the extent such programs are offered by the Company to its executive employees, including, but not limited to, 401K plan, medical and hospitalization insurance and life insurance that are substantially consistent with the programs of the Company in effect prior to the Commencement Date.

5.	REIMBURSEMENT FOR EXPENSES

The Executive shall be reimbursed for reasonable and necessary business expenses incurred in connection with the business of the Company.

6.	TERMINATION

(a) This Agreement shall terminate in accordance with the terms of Section 6(b) hereof; provided, however, that such termination shall not affect the obligations of the Executive pursuant to the terms of the Confidentiality Agreement (as defined in Section 8 below).

(b) This Agreement shall terminate on the third anniversary of the Commencement Date; or as follows:

(i) Upon the written notice to the Executive by the Company at any time, because of the willful and material malfeasance, dishonesty or substance abuse by the Executive, the Executive’s material and continuing breach, non-performance or non-observance of any of the terms or provisions of this Agreement or the Confidentiality Agreement, but only after notice by the Company of such breach, non-performance or non-observance and the failure of the Executive to cure such default within ten days following written notice from the Company, or the Executive’s conviction of a crime involving moral turpitude.

(ii) In the event the Executive, by reason of physical or mental disability, shall be unable to perform the services required of him hereunder for a period of more than 60 consecutive days, or for more than a total of 90 days in the aggregate during any period of 12 consecutive calendar months, on the 61st consecutive day, or the 91st day, as the case may be. The Executive agrees, in the event of any dispute under this Section 6(b)(ii), and after written notice by the Board, to submit to a physical examination by a licensed physician practicing in the New York metropolitan area selected by the Board, and reasonably acceptable to the Executive.

(iii) In the event the Executive dies while employed pursuant hereto, on the day in which his death occurs.

(c) In the event the Company chooses not to enter into any agreement extending the Executive’s employment beyond the third anniversary of the Commencement Date, the Company agrees to provide the Executive at least 180 days prior written notice of such determination (which notice may be given either prior to or after such third anniversary of the Commencement Date, but if notice is given any later than 180 days prior to the third anniversary of the Commencement Date, then the term of this Agreement shall be extended until the date which is 180 days after the date such notice is given), during which time the Executive may seek alternative employment while still being employed by the Company.

(d) In the event that the Company terminates Executive at any time prior to the 3rd anniversary of this Agreement, other than for Cause or Good Reason, then Company shall: (1) continue to pay Executive’s Base Salary for 180 days following such termination, (2) the vesting of all stock options and other equity awards will be accelerated by the number of months of severance described above, such that, as of the Termination Date, the number of vested options shall be equal to that which would have vested had Executive remained employed through the severance period and (3) if Executive is enrolled in the Company’s group health plan immediately prior to termination and timely elects continued health insurance coverage pursuant to COBRA, the Company will pay to such plan or reimburse Executive (at the Company’s election) an amount equal to the Company’s share of the insurance premiums (which will be based on Executive’s level of coverage immediately prior to termination) (“Severance Benefit”).

(i) For purposes of this letter agreement, “Cause” shall mean: (1) your engagement in any conduct that has materially and adversely affected, or is reasonably likely to materially and adversely affect, the business interests or reputation of the Company (for avoidance of doubt, “conduct” in this subsection does not mean poor performance or failure to meet Company objectives); (2) any breach by you of the agreements referenced in section 7 of this letter agreement; (3) your failure to perform, or negligence in your performance of, any material duties required of or assigned to you if such duties are consistent with duties customary for the position held by you; (4) your fraud or embezzlement, or your willful misconduct with respect to the Company; (5) your material breach of this letter agreement; or (6) your conviction of, or plea of guilty or nolo contendere to, a misdemeanor relating to the Company, any crime involving dishonesty or moral turpitude, or any felony; provided however, that with respect to subsections (1), (2) (3) and (5) hereof, you were given fourteen (14) calendar days’ written notice of such conduct, breach, or deficiencies and an opportunity to cure such conduct, breach or deficiencies but you failed to do so within such period (but only if the Company, in its reasonable discretion, deems such conduct, breach or deficiencies susceptible to cure, and provided further that you are eligible for no more than two “cure” opportunities during your employment).

(ii) For purposes of this letter agreement, “Good Reason” shall mean the occurrence, without your prior written consent, of any of the following events: (a) a material reduction in your authority, duties, or responsibilities such that your authority, duties or responsibilities are no longer materially consistent with those of a Chief Finance Officer of similarly situated companies; (b) the relocation of the principal place at which you provide services to the Company by at least 50 miles and to a location such that your daily commuting distance is increased;

(e) a material reduction of your base salary; or (d) a material breach by the Company of its obligations under this letter agreement. No termination will be treated as a termination by you for Good Reason unless (x) you have given written notice to the Company of your intention to terminate your employment for Good Reason, describing the grounds for such action, no later than 90 days after the first occurrence of such circumstances, (y) you have provided the Company with at least 30 days in which to cure the circumstances, and (z) if the Company is not successful in curing the circumstances, you end your employment within 30 days following the cure period in (y).

(f) The Severance Benefits will be subject to the following terms and conditions:

(i) Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each salary continuation payment is considered a separate payment.

(ii) Any severance or other benefits under this letter agreement will begin only upon the date of your “separation from service” (as defined under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h)) which occurs on or after the date of termination of the employment. To the extent that the termination of your employment does not constitute a separation from service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by you to the Company, or any of its parents, subsidiaries or affiliates, at the time your employment terminates), any severance benefits payable that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation from service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this section shall not cause any forfeiture of benefits on your part but shall only act as a delay until such time as a “separation from service” occurs.

(iii) Further, if you are a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date your separation from service becomes effective, any severance benefits payable hereunder that constitute nonqualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (i) the business day following the six-month anniversary of the date your separation from service becomes effective, and (ii) the date of your death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (A) the business day following the six-month anniversary of the date your separation from service becomes effective, and (B) your death, the Company shall pay you in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid you prior to that date as described above. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to you or any other person if any provision of this letter agreement is determined to constitute deferred compensation subject to Section 409A of the Code, but do not satisfy an exemption from, or the conditions of, Section 409A of the Code.

(iv) The Company’s obligation to provide the Severance Benefits will be contingent upon your entering into and complying with a separation and release of claims agreement substantially in the form attached hereto as Exhibit A (the “Release”), which Release must be signed and any applicable revocation period with respect thereto must have expired by the sixtieth (60th) day following your termination of employment. The Severance Benefits shall be paid or commence on the first payroll period following the date the Release becomes effective (the “Payment Date”). Notwithstanding the foregoing, if the 60th day following the date of termination occurs in the calendar year following the date on which your employment terminates, then the Payment Date shall be no earlier than January 1 of such subsequent calendar year. In addition, to remain eligible for the Severance Benefits you must comply with all post-employment obligations under law or in any agreement between you and the Company, including those in the agreements that you shall sign pursuant to section 7 of this letter as a condition of employment and as set forth in the Release.

7.	RESTRICTIONS DURING EMPLOYMENT AND FOLLOWING TERMINATION

(a) The Executive will be required to execute the Company’s standard form of Confidentiality and Non-Competition Agreement (“Confidentiality Agreement”), a copy of which accompanies this Agreement. Such Confidentiality Agreement, which is hereby incorporated into this Agreement as if set forth herein in its entirety, forms part of the consideration given by the Executive for the Company entering into this Agreement with the Executive.

(b) It is understood by and between the parties hereto that the covenants by the Executive contained in the Confidentiality Agreement are essential elements of this Agreement and that, but for the agreement of the Executive to comply with such covenants, the Company would not have entered into this Agreement. The Company and the Executive have independently consulted with their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants.

8.	REMEDIES

(a) Without intending to limit the remedies available to the Company, it is mutually understood and agreed that the Executive’s services are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which may not be reasonably or adequately compensated in damages in an action at law, and, therefore, in the event of any material breach by the Executive that continues after any applicable cure period, the Company shall be entitled to equitable relief by way of injunction or otherwise.

(b) The covenants contained in the Confidentiality Agreement shall be construed as independent of any provisions contained in this Agreement and shall be enforceable as aforesaid notwithstanding the existence of any claim or cause of action of the Executive against the Company, whether based on this Agreement or otherwise. In the event that any of the provisions contained in the Confidentiality Agreement should ever be adjudicated to exceed the time, geographic, product or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in any such jurisdiction to the maximum time, geographic, product or other limitations permitted by applicable law.

9.	COMPLIANCE WITH OTHER AGREEMENTS

The Executive represents and warrants to the Company that the execution of this Agreement by him and his performance of his obligations hereunder will not, with or without the giving of notice or the passage of time or both, conflict with, result in the breach of any provision of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

10.	WAIVERS

The waiver by the Company or the Executive of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

11.	BINDING EFFECT; BENEFITS

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives, including any corporation or other business organization with which the Company may merge or consolidate, as long as the responsibilities and duties of the Executive are not materially increased thereby. Insofar as the Executive is concerned, this contract, being personal, cannot be assigned.

12.	NOTICES

All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to the person to whom such notice is to be given at his or its address set forth below, or such other address for the party as shall be specified by notice given pursuant hereto:

(a)	If to the Executive, to him at: Francis Knuettel II *** *** and

(b)

If to the Company, to it at:

OS Therapies Incorporated

15825 Shady Grove Road, Suite 135

Rockville, MD 20850

Attention: Chairman of the Board

with a copy to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention: Spencer G. Feldman, Esq.

13.	MISCELLANEOUS

(a) This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed, modified, extended or terminated except upon written amendment approved by the Board and executed by a duly authorized officer of the Company.

(b) The Executive acknowledges that from time to time, the Company may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement or to create express or implied obligations of any nature to the Executive.

(c) This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(d) All questions pertaining to the validity, construction, execution and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to its conflict of law principles.

(e) Any controversy or claim arising from, out of or relating to this Agreement, or the breach hereof (other than controversies or claims arising from, out of or relating to the provisions contained in the Confidentiality Agreement), shall be determined by final and binding arbitration in Rockville, Maryland, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, by a panel of not less than three arbitrators appointed by the American Arbitration Association. The decision of the arbitrators may be entered and enforced in any court of competent jurisdiction by either the Company or the Executive.

The parties indicate their acceptance of the foregoing arbitration requirement by initialing below:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 29th day of September 2026.

OS THERAPIES INCORPORATED

By:	/s/ Paul Romness
Name:	Paul Romness
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Francis Knuettel II
Francis Knuettel II